EXECUTION VERSION

GUARANTY
1.The Guaranty. For valuable consideration, Acreage IP Holdings, LLC, a Nevada limited liability company (the “Guarantor”) hereby guarantees and promises to pay promptly to IP Investment Company, LLC (the “Lender”) in lawful money of the United States, the Obligations (as that term is defined in the Credit Agreement hereinafter referred to) of Acreage Finance Delaware, LLC, a Delaware limited liability company (“Borrower”), to Lender under the Credit Agreement among the Borrower, the undersigned and the Lender (the “Credit Agreement”), dated as of March __, 2020 and the Credit Documents when due, whether at stated maturity, upon acceleration or otherwise.
This Guaranty is secured by a Security Agreement dated as of even date herewith executed by Guarantor (the “Security Agreement”).
It is acknowledged and confirmed that Guarantor has made certain representations, and given certain covenants in favor of the Lender, and all of such representations and covenants are hereby reaffirmed.
All terms not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
2.    Obligations Independent. The obligations of Guarantor under this Guaranty are independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Guarantor, whether or not action is brought against Borrower.
3.    Rights of Lender. Guarantor authorizes Lender, without notice or demand and without affecting its liability hereunder, from time to time to renew, compromise, extend, accelerate, or otherwise change the time for payment, or otherwise change the terms, of the Obligations or any part thereof, including increase or decrease of the rate of interest, or otherwise change the terms of any Credit Documents.
4.    Guaranty to be Absolute. Guarantor agrees that until the Obligations have been paid or satisfied in full, Guarantor shall not be released by or because of the taking of, or failure to take, any action that might in any manner vary, discharge or otherwise reduce, limit, or modify Guarantor’s obligations under this Guaranty.
5.    Waivers of Certain Rights and Certain Defenses. Guarantor waives:
5.1    any right to require the Lender to:
(a)    proceed against Borrower or any other person;
(b)    take any other action or pursue any other remedy in Lender’ power; or
(c)    make any presentment or demand for performance, or give any notice of nonperformance, acceleration, protest, notice of protest or notice of dishonor hereunder or in connection with any obligations or evidences of Obligations held by Lender as security for or which constitute in whole or in part the Obligations guaranteed hereunder, or in connection with the creation of new or additional Obligations, or give any notice of acceptance of this Guaranty, or notices of any fact that might increase such Guarantor’s risk; or
5.2    any defense to its obligations under this Guaranty based upon or arising by reason of:
(a)    any disability or other defense of Borrower or any other person;
(b)    the cessation or limitation from any cause whatsoever, other than payment in full, of the Obligations of Borrower or any other person;
(c)    any modification of the Obligations, in any form whatsoever, including any modification made after revocation hereof to any Obligations incurred prior to such revocation, and including, without limitation, the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the Obligations, including increase or decrease of the rate of interest; or
(d)    any other matter, event or circumstance which could provide a defense to any Guarantor’s obligations hereunder, except (i) payment or satisfaction in full of the Obligations, and (ii) as provided in Section 7 hereof.
6.    Information Relating to Borrower. Guarantor acknowledges and agrees that it has made such independent examination, review, and investigation of the Borrower and the Credit Documents as Guarantor deems necessary and appropriate, and shall have sole responsibility to obtain from Borrower any information required by Guarantor about any modifications to the Credit Documents. Guarantor further acknowledges that Lender have no duty, and Guarantor is not relying on Lender, at any time to disclose to Guarantor any information relating to the business operations or financial condition of Borrower.
7.    Remedies. If Guarantor (a) fails to fulfill its duty to pay all Obligations guaranteed hereunder at the time when such Obligations is required to be paid or (b) shall breach or fail to comply with any term or provision of this Guaranty and such breach or failure is not cured within fifteen days after such breach, Lender may enforce its rights and remedies under the Security Agreement. Notwithstanding anything to the contrary contained in this Guaranty or any of the other Credit Documents, except as set forth in Section 8.3(i) of the Credit Agreement, the recourse of the Lender against Guarantor and its assets shall be limited to the security interest in the Collateral. Guarantor shall not be liable for any deficiency if such recourse does not result in payment in full of the Obligations.
8.    Successors and Assigns. This Guaranty (a) binds Guarantor and Guarantor’s successors and assigns, and (ii) no Guarantor may assign its rights or delegate any of its obligations under this Guaranty without the prior written consent of Lender, and (b) inures to the benefit of Lender and Lender’s indorsees, successors, and assigns. Lender may, without notice to any Guarantor and without affecting Guarantor’s obligations, assign any of its rights hereunder; provided, however, that Guarantor’s consent thereto shall be required at such time as no Event of Default has occurred and is continuing.

9.    Amendments, Waivers, and Severability. No provision of this Guaranty may be amended or waived except in writing. No failure by Lender to exercise, and no delay in exercising, any of its rights, remedies, or powers shall operate as a waiver of such rights, remedies or powers, and no single or partial exercise of any such right, remedy or power shall preclude any other or further exercise thereof or the exercise of any other right, remedy or power. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision of this Guaranty.
10.    Costs and Expenses. Guarantor agrees to pay all reasonable attorneys’ fees and all other costs and expenses that may be incurred by Lender in the enforcement of this Guaranty.
11.    Governing Law; Jurisdiction; Waiver of Jury Trial. This Guaranty shall be governed and interpreted according to the laws of the State of New York, without regard to any choice of law, rules or principles to the contrary, and the courts of the State of New York and the federal courts sitting in the County and City of New York shall have jurisdiction over disputes arising under this Agreement. The parties waive any right they may have to trial by jury.Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of Lender under federal law.

The signature page follows this page.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND, the undersigned has caused this Guaranty to be executed as of March 11, 2020.

ACREAGE IP HOLDINGS, LLC,
A Nevada limited liability company

By: HIGH STREET CAPITAL PARTNERS, LLC,
a Delaware limited liability company, its sole member

By: ACREAGE HOLDINGS AMERICA, INC.,
a Nevada corporation, its sole manager

By: /s/ Kevin Murphy
Name: Kevin Murphy
Title: President

IP INVESTMENT COMPANY, LLC,
a Delaware limited liability company

By: /s/ Kevin Murray
Name: Kevin Murray
Title: Manager